THE GUITAMMER COMPANY INC.

...leaders in low frequency sound...

October 4, 2010

Francine I. Jacobs, Trustee
Julie E. Jacobs Revocable Trust
5050 Thornhill Lane
Dublin, Ohio 43017

Subject: Loan dated April 7, 2010 to The Guitammer Company

Dear Ms. Jacobs:

This is to confirm that the loan dated April 7, 2010 from the Julie E. Jacobs Revocable Trust (the "Trust") to The Guitammer Company ("TGC") in the amount of $100,000 (the "Trust Loan") is currently past due and in default, and that the transactions set forth in the letter from TGC to the Trust dated April 7, 2010 (the "April Letter") did not occur as contemplated and there was no additional consideration paid to the Trust under the provisions of subparagraph (ii) on the first page of the April Letter.

Accordingly, pursuant to our good faith negotiations and in substitution for the additional consideration contemplated to be paid under the April Letter, TGC hereby agrees with the Trust as follows:

1. In connection with the proposed merger of TGC into another corporation which would allow the merged surviving corporation ("Newco") to issue and sell ownership interests; and a subsequent initial offering of Newco securities that would generate $500,000-5,000,000 for use by Newco ("IPO"), a portion of which may be used to repay the Trust Loan, TGC shall, upon the completion of the merger of TGC into Newco, cause Newco to issue to the Trust or its designee a Newco warrant to purchase up to 0.25% of the shares of Newco outstanding upon completion of the merger (e.g., if 800 million common shares were then outstanding, the warrant would be for 2 million common share), which warrant shall be exercisable at any time from the date of the warrant to the second anniversary of the IPO, at an exercise price of $.005 per share, and shall allow partial exercises, contain anti-dilution provisions and grant the warrant holder piggy-back rights for future registrations of Newco shares; and

2. The Trust will forbear collection of the Trust Loan until the earlier of (a) September 30, 2011, (b) the date after this date that TGC closes its first IPO which generates at least $500,000, or (c) five days after the date the Trust gives written notice to TGC that the Trust declares the Trust Loan to be

accelerated and payable in full because the Trust deems that its ability to collect the Trust Loan is in any manner at risk.

Finally, this is to confirm my representation to you that I have been fully and properly authorized by the board of directors of TGC to enter into this letter agreement and to deliver this letter to the Trust, and that I will provide written confirmation of that authorization to the Trust by October 11, 2010.

Very truly yours,

Mark A. Luden

Mark A. Luden, President

AGREED:
JULIE E. JACOBS REVOCABLE TRUST

By Francine I. Jacobs, Trustee
Francine I. Jacobs, Trustee

October 5, 2010